SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K
                         CURRENT REPORT


             PURSUANT TO SECTION 13 OR 15(D) OF THE
                SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1,  1996


             MUTUAL BENEFIT MORTGAGE INVESTORS 1985
                    Exact Name of Registrant


      Rhode Island                           0-14501
State or other jurisdiction of          Commission File Number
organization


520 Broad Street
Newark, New Jersey  07102                          05-0417572
Address of principal executive          IRS Employer I.D. Number
offices

Registrant's telephone number:  (201) 481-7813


Item 2.  Acquisition or Disposition of Assets.

     On October 1, 1996 the Registrant concluded the sale of its mortgage loan participation in the Radnor Loan owned by MBL Life Assurance Corporation. The participation was sold to M.G. St. David, LLC for a total price of approximately $1,213,000.00 (being a per unit amount of more than $52, far in excess of the amount previously approved by limited partners to authorize the sale).

     The Registrant will now be dissolved. Upon dissolution the Registrant will distribute to partners the net proceeds of the sale of the Radnor Loan participation, plus all other assets of the Registrant, less amounts needed to complete the liquidation of the Registrant. Additionally, upon dissolution, the general partner is required to make a payment to the Registrant equal to the amount of any negative balance in its capital account (but limited to a maximum of 1.01% of the total capital contributed by limited partners to the Registrant). The general partner estimates that the total cash distribution to limited partners as a result of the sale of the Radnor Loan participation and the dissolution of the Registrant will be approximately $60 to $62 per limited partner unit.

     Lastly, upon dissolution, partners will receive a pro-rate share of the Registrant's Class Four Claim awarded in the Rehabilitation of The Mutual Benefit Life Insurance Company. Notices of the exact amount of each partner's share of the Class Four Claim will be sent directly to partners by The Mutual Benefit Claims Administrator. It is expected that these notices will be mailed prior to November 15, 1996.

                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange
Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mutual Benefit Mortgage Investors 1985

By:  MB Mortgage, Inc.
     General Partner

By:   /S/ THOMAS G. MORGAN
     Thomas G. Morgan
     Vice President and Treasurer


Date:  October 10, 1996